EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Entegris, Inc.

Corporate Headquarters

3500 Lyman Boulevard

Chaska Minnesota 55318 USA

Tel. 952-556-3131

Bill Paterson

Public Relations Manager

Tel. 952-556-4155

bill_paterson@entegris.com

Heide Erickson

Director Investor Relations

Tel. 952-556-8051

heide_erickson@entegris.com

Entegris Reports 2005 Second-Quarter Results

Sales and Earnings Exceed Guidance; Materials Integrity Management Platform

Across Markets Balances Industry Fluctuations

CHASKA, Minn., March 17, 2005 – Entegris, Inc. (Nasdaq: ENTG) today reported results for its fiscal 2005 second quarter ended Feb. 26, 2005. For the second quarter, sales totaled $85.1 million, compared to 2005 first-quarter sales of $90.6 million. The company reported net income of $4.5 million, or 6 cents per diluted share. This compares with $5.7 million, or 8 cents per diluted share, for the fiscal 2005 first quarter, and surpassed Entegris’ guidance of 2 cents to 4 cents per share. Fiscal 2004 second quarter sales totaled $80.0 million, with net income of $5.0 million, or 7 cents per diluted share. Entegris generated about $16 million in cash from operations during the 2005 second quarter and now has $149 million in cash and short-term investments on hand. Entegris is the global leader in materials integrity management across multiple industry lines including semiconductor, data storage, life sciences and fuel cell.

“Our materials integrity management reach into multiple markets helped our performance this quarter,” said Jim Dauwalter, Entegris’ chief executive officer. “We anticipated difficult Semiconductor market conditions, but we’re pleased that strength in the Data Storage market provided an offset.”

Sales in Data Storage increased sequentially by 43 percent from 2005 first-quarter levels, fueled by broad demand for disk media. Semiconductor market sales declined by 11 percent from the previous quarter, with unit- and consumption-driven sales experiencing similar declines as capital spending driven solutions. Wafer carrier product sales to 300 mm fabs remained stable. Sales to the Life Sciences, Services and Fuel Cell markets remained steady with 2005 first-quarter results.

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The materials integrity management company

ENTEGRIS REPORTS 2005 SECOND-QUARTER RESULTS	Page 2 of 3

Operating margin for the fiscal 2005 second quarter was 7.0 percent, versus 8.6 percent for the fiscal 2005 first quarter, and was impacted by lower sales and underabsorbed manufacturing costs.

“During the quarter, we continued efforts to sharpen our customer focus,” said Dauwalter. “This has been, and is an ongoing process to create cost savings and focus the organization on increasing sales and value to our customers. We’re committed to increasing direct relationships with our customers and offering Entegris’ full solution set.”

Outlook

“We believe that the Semiconductor market is stabilizing and our prospects in Data Storage remain strong,” continued Dauwalter. “We anticipate our unit- and consumable-driven product sales to stabilize and capital-spending sales to be under less pressure. Sales in the Life Sciences, Services and Fuel Cell markets are anticipated to be flat to slightly up sequentially.”

Entegris owns 1.1 million shares of Nortem N.V. (formerly Metron Technology N.V.) and expects the first of two liquidation payments in connection with Metron’s acquisition by Applied Materials during the 2005 third quarter. The initial proceeds will be $3.75 per share or a cash payment of $3.9 million by Nortem, resulting in a pretax gain for Entegris of about $1.8 million; after tax that represents a gain of $900,000, or 1 cent per share. The timing of the final liquidating distribution of about 95 cents to $1.04 per share, or about $1.0 million in cash, pre-tax, is currently undetermined.

For the third quarter of 2005, the company expects sales to increase slightly and earnings per share of 7 cents to 8 cents, including the expected 1 cent per share Metron liquidation benefit.

Balance Sheet/Cash Flow Statement

Cash, cash equivalents and short-term investments at the end of the fiscal 2005 second quarter increased by $10 million from the first quarter to $149 million. The company generated approximately $16 million in cash from operations during the quarter. Inventories declined by $3 million to $42.9 million, from the prior quarter. Depreciation and amortization expense was approximately $5.7 million for the fiscal 2005 second quarter. Capital expenditures for the same period totaled $4.9 million.

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The materials integrity management company

ENTEGRIS REPORTS 2005 SECOND-QUARTER RESULTS	Page 3 of 3

Second-Quarter Results Conference Call Details

Investors have the opportunity to listen to Entegris’ second-quarter conference call today at 8:30 a.m. ET over the Internet at www.entegris.com. To listen to the live call, listeners may go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, fluctuations in raw material pricing, the ability to expand into new markets while improving financial performance and the ability of operations to respond to rapidly changing demand. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2004 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, France, Germany, Japan, Malaysia and Singapore. The company’s advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at: http://www.entegris.com

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The materials integrity management company

ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004
Net sales	$85,064	$79,970	$175,678	$148,646
Cost of sales	50,279	45,338	103,884	86,485

Gross profit	34,785	34,632	71,794	62,161
Selling, general and administrative expenses	24,442	23,345	48,977	44,389
Engineering, research and development expenses	4,389	4,821	9,089	9,424

Operating income	5,954	6,466	13,728	8,348
Interest income, net	(295)	(64)	(636)	(106)
Other (income) expense, net	(28)	(656)	366	(1,213)

Income before income taxes and other items below	6,277	7,186	13,998	9,667
Income tax expense	1,728	2,170	3,699	3,011
Equity in net loss (income) of affiliates	74	(7)	85	(4)

Net income	$4,475	$5,023	$10,214	$6,660

Earnings per common share:
Basic:	$0.06	$0.07	$0.14	$0.09
Diluted:	$0.06	$0.07	$0.14	$0.09

Weighted shares outstanding:
Basic	73,347	72,844	73,304	72,710
Diluted	75,429	76,629	75,247	76,248

The materials integrity management company

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	February 26, 2005	August 28, 2004
ASSETS
Cash, cash equivalents and short-term investments	$149,246	$133,180
Marketable securities	4,833	—
Accounts receivable	65,878	74,525
Inventories	42,930	45,186
Deferred tax assets	8,145	8,178
Other current assets	4,041	3,546

Total current assets	275,073	264,615

Property, plant and equipment	95,036	97,634

Investments	2,515	7,146
Intangible assets	93,380	95,040
Other assets	2,534	2,611

Total assets	$468,538	$467,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,536	$1,492
Short-term debt	5,323	6,477
Accounts payable	12,520	15,768
Accrued liabilities	30,659	35,578
Income tax payable	2,341	5,604

Total current liabilities	52,379	64,919

Long-term debt, less current maturities	20,246	18,898
Deferred tax liabilities	11,052	11,044
Shareholders’ equity	384,861	372,185

Total liabilities and shareholders’ equity	$468,538	$467,046

The materials integrity management company